Exhibit 10.3

December 5, 2012

Mr. Stephen D. Kelley

7248 Ryehill Drive

Cary, NC 27519

Dear Steve:

We are delighted to make this offer of employment with Scio Diamond Technology Corporation, Inc. (“SCIO” or the “Company”) as the Chief Executive Officer.  The terms of the offer are as follows:

Compensation: Your base salary shall be fixed at $22,917.00 per month, less applicable withholdings, payable in periodic installments in accordance with the Company’s payroll policies as established from time to time. You will receive a review by the Compensation Committee at least annually (typically, within ninety days following the end of the Company’s fiscal year), and the Compensation Committee, or in the absence of such a committee, the Company’s Board of Directors (the “Board”), may, in its sole and unilateral discretion, increase (but without your consent may not decrease) your base salary at any time it shall determine to do so.  At the discretion and direction of the Company’s Chairman of the Board, you will report directly to the Company’s Chairman of the Board.

Performance Bonus:  You will be eligible for a 2013 fiscal year performance bonus of up to $100,000 for achieving performance targets, as determined in the sole and unilateral discretion of the Board, for the Company’s 2013 fiscal year plan.  For performance in excess of the plan you may be eligible in the sole and unilateral discretion of the Board for up to an additional $50,000 performance bonus.  The performance targets, to which award of these bonuses will be subject, must be agreed to by both you and the Company following acceptance of the Company’s 2013 operating plan by the Board.  Any such performance bonuses will be paid within 45 days of the close of the fiscal year to which the bonuses relate, provided that you have not voluntarily terminated employment or been terminated for Cause (as defined below) prior to that date, in which event no bonus amount shall be due or payable.

Relocation Expense Reimbursement:  To assist with your relocation to the Greenville area, you will be entitled to reimbursement of actual relocation expenses in an amount not to exceed $30,000, net of applicable taxes.  Reimbursable relocation expenses shall include the costs of moving household belongings, transportation to the Greenville area, up to 12 months of temporary living expenses, and miscellaneous expenditures, but do not include interest charges, penalties, points, deposits, commissions, or any other expenses related to the purchase, sale or lease of a residence or property.  If you voluntarily leave the Company or are terminated for Cause within one year of your start date, you will owe a pro-rated portion (determined by the ratio of the days remaining in that initial year to 365) of the relocation benefit back to the Company.

Severance:  Upon termination during the effectiveness of this letter for all reasons other than for Cause or your voluntary resignation, the Company agrees that in exchange for a general release by you to the Company and its officers, employees, shareholders, and agents from liability to be reasonably agreed upon by you and the Company and one-year non-solicitation and non-competition restrictions from you, you will be entitled to receive for a period of twelve months from your date of termination, (i) your base salary plus (ii) $2,700, which $2,700 per month payments are intended to offset your potential medical, dental and life insurance expenses and any premiums required under COBRA or comparable state law, each paid in accordance with the Company’s payroll and benefit policies.  If the termination of your employment is for Cause or due to your voluntary resignation, you will not be entitled to any severance or benefit payment.

Fringe Benefits.  You will be entitled to participate in all employee benefit plans and programs available to similarly situated employees of the Company, which the Company shall have in force from time to time. You will be entitled to 20 days of paid vacation each calendar year.

Equity:  You are offered herein an incentive stock option grant to purchase 3,200,000 common shares, of Scio Diamond Technology Corporation, Inc. Common Stock, $0.001 par value, at an exercise price of $1.01 per share.  These stock options shall vest according to the following schedule: options to purchase 600,000 shares immediately upon your start date, options to purchase 500,000 shares upon the six-month anniversary of your start date, options to purchase 1,000,000 shares when SCIO achieves cumulative revenue of $5 million (U.S.) (cumulative from January 1, 2013 forward), options to purchase 500,000 shares when SCIO achieves cumulative EBITDA of $1 million (U.S.) (cumulative from January 1, 2013 forward), and options to purchase 600,000 shares when SCIO achieves cumulative EBITDA of $2.5 million (U.S.) (cumulative from January 1, 2013 forward). In the event of termination for all reasons other than for Cause or your voluntary resignation, the Company agrees that, in exchange for a general release by you to the Company and its officers, directors, employees, shareholders, and agents from liability to be reasonably agreed upon by you and the Company, the Company will:  1) extend the period during which you may exercise your option with respect to any portion or all of your vested options to purchase shares to within twelve months following your date of separation; and 2) agree not to exercise any right of repurchase.  All granted options will automatically vest in the event of a “change in control” (as defined below) of the Company.  The options may be exercised for five years from the vesting date, subject to approval of the Board (and in no event, and despite anything contained herein to the contrary, may any option be exercised after ten years from the grant date).  Notwithstanding anything contained herein to the contrary, the grant of incentive stock options and the terms therein are at all times subject to approval of the Board and subject to compliance with the Company’s Share Incentive Plan, the relevant qualified stock option grant agreement and applicable law.

Change in Control: In the event of termination, for any reason other than for Cause or your voluntary resignation, during the four-month period before or the twelve-month period after a “change in control” that implies a Company value of $50,000,000 or more, you will be entitled to (i) a lump-sum cash payment equal to the sum of (a) 2.0 times your annual base salary on the day before the change in control or the day before your termination, whichever is higher, plus (b) any base salary or bonus earned or accrued through the date of termination and not previously paid, and (ii) payment of $2,700 per month for 24 months, which payments are intended to offset your potential medical, dental and life insurance expenses.  In such event, you will remain subject to the terms of the Company’s Proprietary Information and Inventions Agreement.  For purposes of this letter, a “change in control” shall be deemed to occur on the date of closing of any of the following: (x) a merger in which SCIO is not the surviving entity; (y) a sale of all of the outstanding shares of SCIO’s stock; or (z) a sale by SCIO of substantially all of its assets.

Definition of “Cause”:  As applied to the terms of this letter, the term “Cause” means:  (i) conviction of, or plea of guilty or no contest by you of a felony or crime of dishonesty or moral turpitude; (ii) your commission, as determined by the Board, of an intentional act, or an act of fraud, dishonesty, or theft affecting the property, reputation, or business of the Company; (iii) your willful and persistent neglect of the duties and responsibilities of your position; (iv) failure or refusal to carry out the lawful directives of the Board; (v) diverting any business opportunity of the Company or its affiliates for your own personal gain; (vi) misrepresentation of a significant fact on your employment application and/or resume; (vii) misuse of alcohol or drugs affecting work performance, or (viii) death or disability that prevents you from performing the essential functions of your position with or without reasonable accommodation.

Employee at Will:  Your employment relationship will be as an employee at will, which means that either you or the Company may terminate your employment at any time and for any reason or for no reason.

No Obstacle to Acceptance:  You represent and warrant that you are not subject to any non-compete, non-disclosure, or similar agreement or restrictive covenant that would prevent you from accepting this position or that would materially impair your ability to perform the duties of this position.

Confidentiality, Etc. Agreement:  You agree that you will be subject to, and shall execute, the Company’s Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.

Amendments:  The terms of your employment may in the future be amended, but only by a writing which is signed by both you and, on behalf of the Company, a duly authorized officer.

Entire Agreement:  This letter agreement constitutes the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this letter agreement.

Additional Terms:  This letter agreement shall be governed by and construed in accordance with the substantive law of the State of South Carolina, without regard to choice of law principles.  The parties agree that the exclusive jurisdiction and venue for resolution of any disputes arising out of this letter agreement or your employment with the Company shall be solely in the federal or state courts located in South Carolina, and the parties do hereby waive the right to proceed in any other forum.  If any portion or provision of this letter agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this letter agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this letter agreement shall be valid and enforceable to the fullest extent permitted by law.  This letter agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together, when delivered, will constitute one and the same instrument.

Steve, all of us at SCIO are genuinely enthusiastic about the prospect of your joining the Company and helping to move us forward over what promises to be a very exciting and challenging future.  I look forward to your joining us at SCIO.

*****

Regards,

/s/ Edward S. Adams

Edward S. Adams

Chairman, Board of Directors, SCIO DIAMOND TECHNOLOGY CORPORATION

By signature attached below, I accept this offer of employment and the terms herein.

My employment will commence on December 5, 2012.

/s/ Stephen D. Kelley	December 5, 2012
Stephen D. Kelley	Date of Acceptance

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

This Proprietary Information and Inventions Agreement (this “Agreement”) is made between me, the undersigned employee (sometimes referred to as “Executive”), and Scio Diamond Technology Corporation (the “Company”), and is a material part of the consideration for my employment by the Company, the premises, mutual covenants and representations contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties:

1.                                      No Conflict.   I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment with the Company. I will not violate any agreement with or rights of any third party or, except as expressly authorized by the Company in writing hereafter, use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of the Company. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.

2.                                      Intellectual Property Assignment.   The Company shall own all right, title and interest (including, but not limited to, patent rights, copyrights, trade secret rights, mask work rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, research, development, trade secrets, techniques, processes, procedures, plans, policies, discoveries, hardware, software, screens, specifications, designs, drawings, ideas and information made or conceived or reduced to practice, in whole or in part, by me or any other employee, independent contractor or agent of the Company during the term of my employment with Company (collectively, “Inventions”), and I will promptly disclose all Inventions to the Company. “Inventions” is to be broadly defined. By way of example only and without limitation, Inventions include all items mentioned in the first sentence of this paragraph and any and all information concerning teaching techniques, processes, formulas, innovations, discoveries, improvements, research or development and test results, data, formats, marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, and customer and supplier identities, characteristics and agreements.

I hereby make all assignments necessary to accomplish the foregoing. I shall further assist the Company, at the Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint the Company and its agents as attorneys-in-fact to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me. If I wish to clarify that something created by me prior to my employment that relates to the Company’s actual or proposed business is not within the scope of this Agreement, I have listed it on Appendix A. If I use or (except pursuant to this paragraph 2) disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of the Company, the Company will have and I hereby grant the Company a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights.

3.                                      Reserved.

4.                                      Moral Rights.   To the extent allowed by law, paragraph 2 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by the Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by the Company.

5.                                      Confidential Information.   I agree that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers, potential customers, suppliers, strategic partners, service providers, employees, agents or shareholders of the Company) I develop, learn or obtain during the term of my employment that relate to the Company or the business or demonstrably anticipated business of the Company or that are received by or for the Company in confidence, constitute “Proprietary Information.” Proprietary Information includes not only information disclosed by the Company or its clients to me in the course of my employment, but also information developed or learned by me during the course of my employment with the Company, such as Inventions (as defined above). Proprietary Information is to be broadly defined. Proprietary Information includes, but is not limited to, all information that has or could have commercial value or other utility in the business in which the Company or clients are engaged or contemplate engaging, which also includes, but is not limited to, all information of which the unauthorized disclosure could be detrimental to the interests of the Company or clients, whether or not such information is identified as Proprietary Information by the Company or clients, which does not rise to the level of a Trade Secret. By way of example only and without limitation, Proprietary Information includes any and all information concerning teaching techniques, processes, innovations, inventions, discoveries, improvements, research or development and test results, specifications, data, know-how, formats, marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, and customer and supplier identities, characteristics, and agreements which does not rise to the level of a Trade Secret.  The term Trade Secret(s), as such term is used herein, means information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  During the term of my employment and until the fifth anniversary of the conclusion of my employment with the Company, I will hold in confidence and not divulge, disclose or otherwise use any Proprietary Information except within the scope of my employment by the Company. I further covenant and agree that during the term of my employment and at all times thereafter, I will hold in confidence and not divulge, disclose or otherwise use any Trade Secrets of the Company except within the scope of my employment by the Company.  However, I shall not be obligated under this paragraph with respect to information I can document is or becomes readily publicly available without restriction through no fault of mine. I acknowledge that all Proprietary Information, in any form or medium, including copies thereof is the sole and exclusive property of the Company. Upon termination of my employment, I will promptly return to the Company any and all items containing or embodying Proprietary Information in any form or medium (including all copies), except that I may keep a single personal copy of (i) my compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored or retrieved at any time without notice.

6.                                      Non-Solicitation.   I agree that during the term of my employment and until the second anniversary of the conclusion of my employment with the Company, I will not encourage or solicit any employee or consultant of the Company to leave the Company for any reason (except for the bona fide firing of Company personnel within the scope of my employment). I also agree that during the term of my employment (whether or not during business hours) and until the second anniversary of the conclusion of my employment with the Company, I will not solicit business from, divert business from, or attempt to convert to other methods of using or offering the same or similar products or services as provided by the Company or its affiliates to any person or entity that is or was a client or prospective client of the Company or its affiliates at any time during the 24 months prior to the date of termination of my employment.

7.                                      Non-Compete.   During Executive’s employment with the Company and for a period of 12 months thereafter, Executive shall not (without the prior written consent of the Company) compete with the Company or any of its Affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 5% investment in, a Competing Business located in the Territory.  “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Company. “Business” shall mean the production of cultured diamonds, and any other related business engaged in by the Company or any of its Affiliates as of the date of termination.  “Competing Business” shall mean any business that, in whole or in part, is the same or substantially the same as the Business.  “Territory” shall mean any state in the continental United States of America and the States of Alaska and Hawaii into which the Company has sold products during the 60 day period ending of the date of the Executive’s termination.

8.                                      Survival.   I agree that my obligations under paragraphs 2, 3, 4, 5, 6 and 7 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that the Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine. My obligations under paragraphs 2, 4 and 5 also shall be binding upon my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

9.                                      Governing Law; Choice of Forum.   Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of South Carolina without regard to the conflict of laws provisions thereof. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable South Carolina law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms. I also agree that if any restriction in this Agreement shall be determined to be invalid and unenforceable, it shall automatically be modified, or may be modified by a court of competent jurisdiction, to the extent necessary to make it valid and enforceable. I also understand that any breach of this Agreement will cause irreparable harm to the Company for which damages would not be an adequate remedy, and, therefore, the Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. I hereby waive any requirement that the Company post a bond or similar security or instrument in connection with any action the Company may commence in an effort to enforce this Agreement.

10.                               Miscellaneous.   Except for my employment agreement with the Company, this Agreement supersedes all prior agreements and understandings between the parties—whether communicated in writing, orally or otherwise—and the representations, covenants and agreements herein shall be binding and in full force against the parties effective from the commencement of my employment with the Company. I may not assign this Agreement or any rights or obligations hereunder. This Agreement shall bind and inure to the benefit of each party and its respective successors, heirs and assigns. Any references to the “Company” in this Agreement shall include any subsidiary, affiliate, strategic partner, assign and/or successor of the Company or any similarly situated party.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT ONE COUNTERPART WILL BE RETAINED BY COMPANY AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

EXECUTIVE

/s/ Stephen D. Kelley
Stephen D. Kelley

Address:
7248 Ryehill Drive
Cary, North Carolina 27519

December 5, 2012
Date of Commencement of Employment

December 5, 2012
Date Signed

Accepted and Agreed to:
Scio Diamond Technology Corporation

/s/ Edward S. Adams
Edward S. Adams
Chairman of the Board of Directors

APPENDIX A

PRIOR MATTER

None